Exhibit 2.3
FIRST AMENDMENT TO
MEMBERSHIP INTEREST PURCHASE AGREEMENT
     THIS FIRST AMENDMENT to the Membership Interest Purchase Agreement dated as of March 8, 2009 (the “Purchase Agreement”), by and between Rio Tinto Sage LLC, a Delaware limited liability company (“Seller”), and Arch Coal, Inc., a Delaware corporation (“Buyer”), is made and entered into between Seller and Buyer (each a “Party” and collectively, the “Parties”), as of this 6th day of April 2009 (the “First Amendment”).
RECITALS
     A. Seller and Buyer entered into the Purchase Agreement in order to sell and transfer Seller’s interest in the Equity Interests to Buyer.
     B. In order to extend the date by which each Party must file an HSR Form, the Parties desire to amend the Purchase Agreement as provided in this First Amendment.
     C. Section 9.8 of the Purchase Agreement provides that the Purchase Agreement may be amended in a writing signed by Buyer and Seller.
AMENDMENT
     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, and intending to be legally bound hereby, the Parties agree to amend the Purchase Agreement as follows:
     1. HSR Act; Antitrust Compliance. Section 5.2(a) of the Purchase Agreement hereby is amended by replacing the phrase “not more than thirty (30) days after the Effective Date” with the phrase “at or before 5:00 p.m. Eastern Daylight Time on April 23, 2009”.
     2. Miscellaneous.
          (a) Words, terms and phrases that begin with initial capital letters used, but not specifically defined, in this First Amendment shall have the same meaning ascribed to such words, terms or phrases in the Purchase Agreement.
          (b) Except as otherwise specifically provided in this First Amendment, the terms and conditions of the Purchase Agreement shall remain in full force and effect.
          (c) This First Amendment shall be governed by and construed in accordance with the Laws of the State of Colorado, excluding conflicts of law principles thereof that would require or permit the application of the laws of a different jurisdiction.
          (d) This First Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (including by facsimile) to the other Parties as required hereunder.
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     IN WITNESS WHEREOF, the Parties have caused this First Amendment to be executed as of the date first above written.

SELLER: Rio Tinto Sage LLC, a Delaware limited liability company
By:	/s/ James Berson
	Name:	James Berson
	Title:	Mining Executive

BUYER: Arch Coal, Inc., a Delaware corporation
By:	/s/ Robert G. Jones
	Name:	Robert G. Jones
	Title:	Sr. Vice President-Law, General Counsel and Secretary

[Signature Page to First Amendment to Membership Interest Purchase Agreement]

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